Exhibit 16

November 18, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the financial statements of SED International Holdings, Inc. (the "Company") for the fiscal years ended June 30, 2013 and 2012. We have read the Company's statements included under Item 4.01 of its Form 8-K dated November 13, 2013 ("Form 8-K"), and we agree with such statements, except that we disagree with the statements made by the Company in the third paragraph regarding the absence of a "reportable event," as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934. In a written communication dated October 31 , 2013, we notified the Company that we required additional information regarding allegations of potential fraud that had been communicated to us by the Company on October 25, 2013. In a written communication dated November 7, 2013, we notified the Company that we needed "to be completely informed as to the current and contemplated remedial actions of the SED board, audit committee and management regarding the allegations of potential fraud that were communicated to us on October 25, 2013" and "to better understand the scope and impact of the potential fraud on SED's current and prior financial reporting periods .... " We further indicated that if such information was not received by noon on Monday, November 11 , 2013, we would have to consider various alternatives based on the limited information provided to us to date including, among other things, "issuing a 10-A Report to SED's board of directors under the 1934 Securit[ies] Exchange Act, withdrawing our prior opinions, issuing a notice of non-reliance, and possibly resigning as [the Company's] external independent auditor."

In addition, we have read the Company's statements included under Item 4.02 of the Form 8-K. We are not in a position to agree or disagree with the statements by the Company in the first paragraph. With respect to the first sentence of the second paragraph, we agree that the Company brought the matter to our attention on October 25, 2013, and further agree with the statements in the remaining portions of the second paragraph. We are in agreement with the first sentence of the final paragraph, but we are not in a position to agree or disagree with the statements by the Company in the remainder of that paragraph.

Very truly yours,

Cohn Reznick LLP